Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 21, 2019 (the “Effective Date”), by and between Jason Harvison (“Employee”) and Elevate Credit Service, LLC, a Delaware limited liability company (“Company”). Employee and Company are each referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

PRELIMINARY STATEMENTS

The Parties agree that this Agreement (and each of the covenants contained herein, including the noncompetition covenant) is a condition to, and a material inducement to, Company promoting Employee to the position of President and Chief Executive Officer and offering to continue Employee’s employment.

Company desires to promote Employee and continue to employ Employee upon the terms and conditions set forth in this Agreement, and Employee desires to accept such promotion and continued employment, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, terms, provisions and conditions contained in this Agreement, the Parties agree as follows:

1.	Defined Terms. Capitalized terms used but not otherwise defined herein shall have the following meanings:

1.1.	“Cause” means one or more of the following:

1.1.1.

Failure of Employee to be present for work and duties as set forth herein for ten (10) or more consecutive business days (except during vacation and periods of illness as set forth herein) without consulting with the Chairman of the Board of Directors (“Board”) of Elevate Credit, Inc., a Delaware corporation (“EC”) for such absence;

1.1.2.

Employee’s conviction for a felony offense or commission by Employee of any act abhorrent to the community that the Board considers materially damaging to or does discredit the reputation of Elevate Group;

1.1.3.	Material dishonesty, fraud, willful misconduct, unlawful discrimination or theft on the part of Employee (whether within the workplace or elsewhere);

1.1.4.

Employee’s using for his own benefit or the benefit of any third party any material, non-public information, Company Information of Elevate Group, or willfully or negligently disclosing any such information to third parties without the prior written consent of the Board;

1.1.5.

Employee’s use, possession, or distribution of illegal substances or being under the influence of alcohol or illegal substances in the workplace, provided, however, Employee may consume alcohol reasonably and responsibly, if he so chooses, at legitimate business events and functions where alcohol is legally available; or

1.1.6.

The determination by the Board that Employee has continually failed or refused to perform the duties of Employee’s position in a satisfactory manner, in accordance with the policies, standards, regulations, instructions, or directions of Company as they currently exist or as they may be reasonably modified from time to time, or that Employee has violated any of his other obligations under this Agreement, after written notice of such failure or refusal, citing this provision as a possible basis for the termination for termination of the Agreement and a fifteen (15) day period during which the Employee will have the opportunity to cure the same.

1.2.	“Change in Control” means:

1.2.1.

A merger or consolidation involving EC as a consequence of which those persons who held all of the equity shares of EC immediately prior to such merger or consolidation do not hold either directly or indirectly a majority of the equity shares of EC (or, if applicable, the surviving company of such merger or consolidation) after the consummation of such merger or consolidation;

1.2.2.

A transfer, in a single transaction or a series of related transactions of voting or beneficial control of a majority of EC’s then outstanding equity shares to persons who do not own prior to the transaction or series of transactions any equity interests of EC; or

1.2.3.

The sale of all or substantially all of the assets of EC to any person or “group” of persons (other than to any person who owns a majority or more of the equity shares of EC, or to a subsidiary of EC, or to an entity whose equity interests are owned directly or indirectly either by EC or by any person who owns directly or indirectly a majority or more of the equity shares of EC); provided, however, that the following shall not be deemed a Change of Control:

A.	mere incorporation of Company from its current limited liability company structure; or

B.

a sale of EC or all or substantially all of the assets or outstanding equity securities of EC to, or any merger with, TF Holdings, Inc., a Delaware corporation (“TF”), or any of its affiliates or subsidiaries.

1.3.

“Change in Control Period” means the period in time that begins three (3) months prior to and ends twenty-four (24) months after a Change in Control, provided that the Change in Control constitutes a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(i).

1.4.	“Code” means EC’s Code of Business Conduct and Ethics Policy, a copy of which has been provided to Employee.

1.5.

“Company Information” means all Trade Secrets, Know-How, and Confidential Information (recognizing that certain information and material will fall into multiple categories), including, without limitation, proposals, concepts, diagrams, models, ID’s or email addresses, client or projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), software systems and processes and any information that is not readily available to the public, the information gathering techniques and processes of Elevate Group, internally created client lists and associated data and pricing arrangements, and strategic plans, financial and personnel records, but not including information that is intentionally disclosed to the general public by Elevate Group.

1.6.

“Competing Business” means any person or entity that offers or provides technology, analytical, administrative or support services or any products that would compete with or displace any technology, analytical, administrative or support services or any products offered, sold, licensed or being developed by Elevate Group during Employee’s employment with Company, or any other activities so similar in nature or purpose to those offered by or engaged in by Elevate Group that they would displace business opportunities or customers of Elevate Group.

1.7.

“Confidential Information” means all information acquired by Employee in the course and scope of his employment that is designated by Elevate Group as confidential or that Elevate Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside Elevate Group except through controlled means. Confidential Information need not be a Trade Secret or Know-How to be protected under this Agreement.

1.8.

“Covered Client or Customer” means any person or entity (clients and customers such as financial institutions or intermediaries, retailers, wholesalers and self-distribution chains) that (a) Elevate Group has provided services to (including, without limitation, any corporate office, headquarter, retail, or dedicated team services) and (b) Employee either had contact with, supervised employees who had contact with, or received proprietary information about within the last twenty-four (24) month period that Employee was employed with Company.

1.9.

“Disability.” For purposes of this Agreement, Employee will be deemed to have a “Disability” if, either (a) because of a physical or mental impairment, Employee is unable to perform the essential functions of Employee’s duties under this Agreement with or without reasonable accommodations for one hundred and twenty (120) consecutive days, or one hundred and eighty (180) total days during any twelve (12) month period or (b) Employee is determined to be disabled under any long-term disability insurance policy. The disability of Employee under the foregoing clause (a) will be determined based upon the examination of Employee by a medical doctor selected by written agreement of Company and Employee upon the request of either party by notice to the other. If Company and Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will conduct the examination. The determination of the examining medical doctor selected will be binding on both parties. Employee must submit to a reasonable number of examinations by the examining medical doctor, and Employee hereby authorizes the disclosure and release to the examining medical doctor of all supporting medical records. If Employee is not legally competent, Employee’s legal guardian or duly authorized attorney-in-fact will act in Employee’s stead for purposes of this definition and under Section 3 to submit Employee to the examinations, and providing the authorization of disclosure, required under this definition.

1.10.

“Elevate Group” means collectively, Company, EC, any affiliate or subsidiary of EC, and any of their respective successors and assigns, and reference to Elevate Group herein, may include all entities within Elevate Group or any one or more entities within Elevate Group.

1.11.

“Employee Invention” means any idea, invention, technique, modification, process or improvement (whether patentable or not), any industrial design (whether registerable or not), any software, any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship, publication (whether or not copyright protection may be obtained for it) created, conceived or developed by Employee, either solely or in conjunction with others (including Company, Elevate Group, and Employee’s other previous employers), during or before the Employment Period, or during a period that includes a portion of the Employment Period, that relates to the business then being conducted by Company or Company’s anticipated research or development and any such item created by Employee, either solely or in conjunction with others, following termination of Employee’s employment with Company that is based upon, contains, consists of or uses Company Information or otherwise results from any work performed by Employee for Company. Company will exclude any item from Employee Inventions that cannot be assigned under applicable law, provided however that Employee notifies Company of the existence of any such item within ninety (90) days of its creation by Employee.

1.12.

“Employment Period” means the period of Employee’s employment under this Agreement, which begins on the Effective Date and ends on the effective date of Employee’s termination of employment for whatever reason under this Agreement.

1.13.	“Good Reason” means:

1.13.1.	A material reduction in Employee’s base salary or cash incentive bonus opportunity;

1.13.2.	A material reduction in Employee’s duties, responsibilities, or authority;

1.13.3.	A requirement to relocate, except for office relocations that would not increase Employee’s one-way commuting distance by more than thirty-five (35) miles; or

1.13.4.	A material violation by the Company of a material term of any agreement between Employee and the Company.

1.14.

“Intellectual Property” means all compositions, articles of manufacture, processes, apparatus, and inventions; data, writings and other works of authorship (including, without limitation, software, protocols, rules, program codes, audiovisual effects created by program code, and documentation related thereto, drawings); mask works; and certain tangible items (including, without limitation, materials, samples, components, tools, and operating devices) related to Elevate Group’s business.

1.15.	“Intellectual Property Rights” means patents, trademarks, copyrights, mask rights, Trade Secrets, and Know-How covering the Intellectual Property.

1.16.

“Know-How” means all factual knowledge and information related to Elevate Group’s business which is not capable of precise, separate description but which, in accumulated form, after being acquired, gives to the one acquiring it the ability to produce and market something which one would otherwise not have known how to produce and market with the same accuracy or precision necessary for commercial success, provided, however, that such knowledge and information is not in the public domain or readily available to any third party other than a limited number of persons who have agreed to keep that information secret.

1.17.

“Severance Period” means a period of time beginning on the first day after the end of the Employment Period and ending on the twenty-four (24) month anniversary of the last day of the Employment Period.

1.18.

“Trade Secrets” means all types of information, including business information scientific, technical, economic, or engineering information, and any formula, design, prototype, pattern, plan, compilation, program device, program, code, device, method, technique, process, procedure, financial data, or list of actual or potential customers or suppliers, whether tangible or intangible and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, that provides Company and/or Elevate Group economic value and which is not generally known to competitors or other third parties.

2.	Employee’s Duties.

2.1.	Employment. Company hereby employs Employee, and Employee hereby accepts employment by Company, upon the terms and conditions set forth in this Agreement.

2.2.

Duties. Employee will have such duties as are directed by the Board and Employee will initially serve in the capacity and have the duties set forth in Schedule I attached hereto. Employee shall dedicate all of his time, skill, and attention to Elevate Group’s business during business hours, and during such other hours as may be reasonably necessary to fulfill his duties and responsibilities, with the exception of absences on account of illness or vacation in accordance with Company’s policies in effect from time to time. Employee agrees to remain loyal to Elevate Group, and not to engage in any conduct that creates a conflict of interest to, or damages the reputation of Elevate Group. Employee understands that he will be placed in a position of special trust and confidence concerning the interests of Elevate Group. Unless prior written approval is obtained by Company’s Chief Human Resources Officer or the Chief Legal Officer, Employee will not during the term of this Agreement be engaged in any other business activity or serve as an employee, independent contractor, advisor or consultant to any other person, whether with respect to any Competing Business or any other business. Employee may, however, participate in any charity organization of his choosing and may be on the board of not more than one (1) other commercial enterprise if Employee chooses, for so long as such activities do not materially impair employee’s ability to perform Employee’s duties for the Company. Employee will work diligently to perform the duties of any position to which he is assigned in a reasonable, timely and professional manner, and shall comply with all applicable policies and rules of Company.

3.	Employment Term; Termination; Compensation.

3.1.

Term. The term of Employee’s employment with Company pursuant to this Agreement shall commence on the Effective Date and will continue until terminated in accordance with this Agreement. The termination of Employee’s employment shall not affect any obligation that expressly extends beyond, or is not contingent upon, continued employment, including the covenants in Section 5.

3.2.

Termination and Severance. Except as otherwise provided in this Section 3.2, the Employment Period, Employee’s Base Salary, Discretionary Bonus, and any and all other rights of Employee under this Agreement or otherwise as an employee of Company or its affiliates will terminate automatically upon termination of the Agreement as provided in this Section 3.2. This Agreement does not supersede or otherwise effect any vested or otherwise guaranteed rights Employee has within and according to agreements related to Company’s 2014 Incentive Plan and/or 2016 Omnibus Incentive Plan. Accordingly, Employee’s employment may be terminated as follows:

3.2.1.

Termination without Cause by Company Related to a Change in Control. If Company terminates Employee’s employment without Cause (excluding death or Disability), and such termination occurs inside the Change in Control Period, then Company shall pay Employee’s Base Salary through the date of termination, any accrued but unpaid Target Performance Bonus for the prior year, a lump sum payment of 100% of the Target

Performance Bonus for year in which the termination occurs, in a lump sum on the first payment date described in clause (a) below, and severance pay in an amount equal to: (a) the base salary that would be payable to Employee over the Severance Period in equal installments as set forth in Section 3.3.1, beginning with the Company’s first payroll period following the sixtieth (60th) day after Employee’s termination with the first payment to include any payments attributable to the period between the date of termination and the date of such first payment; and (b) twenty-four (24) times the monthly premiums that Employee would be required to pay if Employee and Employee’s eligible dependents then participating in the Company’s group health insurance plan elected to continue their current level of coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), regardless of whether such election is made, in a lump sum on the first payment date described in clause (a) above. Furthermore, in the event of termination without cause by the Company related to a Change in Control, Employee shall be entitled to automatic full vesting in all outstanding equity grants made to Employee at any time prior to the date of termination.

3.2.2.

Termination without Cause by Company Unrelated to a Change in Control. If Company terminates Employee’s employment without Cause (excluding death or Disability or termination within a Change in Control period), then Company shall pay Employee’s Base Salary through the date of termination, any accrued but unpaid Target Performance Bonus for the prior year, a pro-rated Target Performance Bonus (which may be none) based on the Company’s performance to that point in the year in which the termination occurs against the established performance metric(s), in a lump sum on the first payment date described in clause (a) below, and severance pay in an amount equal to: (a) the base salary that would be payable to Employee over the Severance Period in equal installments as set forth in Section 3.3.1, beginning with the Company’s first payroll period following the sixtieth (60th) day after Employee’s termination with the first payment to include any payments attributable to the period between the date of termination and the date of such first payment; and (b) twenty-four (24) times the monthly premiums that Employee would be required to pay if Employee and Employee’s eligible dependents then participating in the Company’s group health insurance plan elected to continue their current level of coverage pursuant to the provisions of COBRA, regardless of whether such election is made, in a lump sum on the first payment date described in clause (a) above.

3.2.3.

Termination with Cause by Company. If Company terminates Employee’s employment with Company with Cause, then Company shall pay any Base Salary earned by Employee through the date of termination, any accrued but unpaid Target Performance Bonus for the prior year, plus any other amounts required to be paid pursuant to applicable law. No severance pay shall be applicable.

3.2.4.

Termination without Good Reason by Employee. If Employee resigns without Good Reason, then Employee will be entitled to receive Employee’s Base Salary through the date such termination is effective, any accrued but unpaid Target Performance Bonus for the prior year, plus any other amounts required to be paid pursuant to applicable law. No severance pay shall be applicable.

3.2.5.

Termination with Good Reason by Employee Unrelated to a Change of Control. If Employee resigns with Good Reason, then Company shall pay Employee’s Base Salary through the date of termination, any accrued but unpaid Target Performance Bonus for the prior year, a pro-rated Target Performance Bonus (which may be none) based on the Company’s performance to that point in the years in which the termination occurs against the established performance metric(s), in a lump sum on the first payment date described in clause (a) below, and severance pay in an amount equal to: (a) the base salary that would be payable to Employee over the Severance Period in equal installments as set forth in Section 3.3.1, beginning with the Company’s first payroll period following the sixtieth (60th) day after Employee’s termination with the first payment to include any payments attributable to the period between the date of termination and the date of such first payment; and (b) twenty-four (24) times the monthly premiums that Employee would be required to pay if Employee and Employee’s eligible dependents then participating in the Company’s group health insurance plan elected to continue their current level of coverage pursuant to the provisions of COBRA, regardless of whether such election is made, in a lump sum on the first payment date described in clause (a) above.

3.2.6.

Termination with Good Reason by Employee Related to a Change in Control. If Employee resigns with Good Reason and such resignation occurs inside the Change in Control Period, then Company shall pay Employee’s Base Salary through the date of termination, any accrued but unpaid Target Performance Bonus for the prior year, a lump sum payment of 100% of the Target Performance Bonus for the year in which the resignation takes place on the first payment date described in clause (a) below, and severance pay in an amount equal to: (a) the base salary that would be payable to Employee over the Severance Period in equal installments as set forth in Section 3.3.1, beginning with the Company’s first payroll period following the sixtieth (60th) day after Employee’s termination with the first payment to include any payments attributable to the period between the date of termination and the date of such first payment; and (b) twenty-four (24) times the monthly premiums that Employee would be required to pay if Employee and Employee’s eligible dependents then participating in the Company’s group health insurance plan elected to continue their current level of coverage pursuant to the provisions of COBRA, regardless of whether such election is made, in a lump sum on the first payment date described in clause (a) above. Furthermore, in the event of termination without Good Reason related to a Change in Control, Employee shall be entitled to automatic full vesting in all outstanding equity grants made to Employee at any time prior to the date of termination.

3.2.7.

Termination Upon Disability. If Employee is terminated by either Party as a result of Employee’s disability, then Employee will be entitled to receive (i) the Base Salary through the date on which such termination is effective and (ii) for one (1) year after such termination is effective, an amount (payable in monthly installments) equal to the difference between the Salary otherwise due to Employee if he had not been terminated and any cash payments made to Employee during such month under the applicable disability insurance plan of the Company.

3.2.8.

Termination Upon Death. If Employee’s employment is terminated because of Employee’s death, Employee will be entitled to receive (i) the Base Salary through the date on which such termination is effective plus (ii) any accrued but unpaid Target Performance Bonus for the prior year.

3.2.9.

Benefits. Employee’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of Employee’s employment under this Agreement for any reason, and Employee will be entitled to accrued Benefits pursuant to such plans only if and as provided in such plans. Employee will not receive, as part of Employee’s termination pay pursuant to this Section 3.2, any payment or other compensation for any sick leave, vacation, or other leave unused on the date the notice of termination is given under this Agreement or any portion of Employee’s annual bonus, if any.

3.2.10.

Release. As a condition to Employee’s right to receive any payments or acceleration benefits from the Company pursuant to this Section 3.2, Employee agrees to execute a release of any and all claims, demands, losses, liabilities or obligations, known or unknown, relating in any way to Elevate Group or this Agreement, that Employee may now have or may claim to have against Elevate Group and such release will be in form and substance as are reasonably acceptable to Elevate Group subject to Employee’s execution, delivery and non-revocation of such release within forty-five (45) days following the termination date (and non-revocation thereof within seven (7) days thereafter).

3.2.11.

Calculation of Pro-rations. For purposes of this Section 3.2, pro-rations shall be calculated based upon the total number of months of completed service divided by twelve (12), with a full month being credited so long as Employee has worked at least fifteen (15) days during such month.

3.3.	Compensation. Company shall provide Employee with compensation in the form of wages and benefits, subject to adjustment in the sole discretion of Company.

3.3.1.

Base Salary. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Company an annual gross base salary of six hundred thousand dollars ($600,000), or such other amount as agreed to by the Parties from time to time. The Base Salary shall be earned and payable in equal periodic installments paid in accordance with Company’s payroll policies in effect from time to time, less all applicable withholding or taxes, and payable no less frequently than monthly. Employee authorizes Company to make any deductions from his compensation, including from the final paycheck, that are deemed necessary by Company to comply with state or federal laws on withholdings, to compensate for property not returned, or to recover any advances paid to Employee.

3.3.2.

Target Performance Bonus. Employee shall be eligible for a bonus with a target value of one hundred percent (100%) of Base Salary, or such other target value as agreed by the Parties, on an annual basis based upon achievement of performance metrics set by the Board at the beginning of the calendar year. The Board shall have the sole discretion to determine whether the performance metrics have been achieved or, if applicable, the percentage of the performance metrics that have been achieved. If and to the extent achieved, as determined by the Board, the Target Performance Bonus shall accrue at the end of the calendar year. Any bonus shall be paid less any applicable withholdings and taxes.

3.3.3.

Paid Time Off. Employee shall be entitled to four (4) weeks paid time off per year, which shall be pro-rated for partial years. Employee shall also be entitled to the holidays and other paid leave as set forth in Company’s policies in effect from time to time.

3.3.4.

Employee Benefits. Employee and Employee’s eligible dependents shall be entitled during the Employment Period to participate in Company’s employee benefit plans that may be in effect from time to time, to the extent Employee and dependents are eligible under the terms of those plans (“Benefits”). Company will pay the full premium, or cost of coverage, for all Benefits Employee and Employee’s dependents are enrolled within during the Employment Period.

3.3.5.

Restricted Stock Units. The Company shall grant an award of restricted stock units (RSUs), within five (5) business days of the execution of this Agreement, with a grant value of one million dollars ($1,000,000) based on the fair value of Elevate common stock on the award date. The RSU award will follow a four (4)-year graded vesting schedule, with 25% of the units covered thereby vesting on each anniversary of the grant date, subject to Employee’s continued employment through the applicable vesting date (except as otherwise provided herein). In addition, Employee shall be entitled to RSUs for 2020 of two million two hundred thousand dollars ($2,200,000), issued on or before March 15, 2020, based on the fair value of Elevate common stock on the award date. Such 2020 RSUs shall follow a four (4)-year graded vesting schedule, with 25% of the units covered thereby vesting on each anniversary of the grant date, subject to Employee’s continued employment through the applicable vesting date (except as otherwise provided herein).

4.

Representations of Employee. Employee represents and warrants to Company that the execution and delivery by Employee of this Agreement does not, and the performance by Employee of Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound. Employee further represents and warrants to Company that Employee will not use, disclose, or otherwise rely upon any confidential information or trade secrets derived from any previous employment in the performance of his duties on behalf of Company. Further, Employee acknowledges that he has read and fully understands this Agreement, has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and after such review, Employee stipulates that the promises made by him in this Agreement are not greater than necessary for the protection of Company’s goodwill, Company Information, and other legitimate business interests and do not create undue hardship for Employee or the public.

5.

Employee Covenants. Employee acknowledges that: (a) during the Employment Period and as a part of Employee’s employment, Employee will be afforded access to Company Information; (b) public disclosure of such Company Information could have an adverse effect on Company, Elevate Group, and their businesses; (c) because Employee possesses substantial expertise and skill with respect to Company and Elevate Group’s business, Company desires to obtain exclusive ownership of each Employee Invention, and Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Company Information and to provide Company with exclusive ownership of all Employee Inventions. Accordingly, in consideration of the compensation and benefits to be paid or provided to Employee by Company under this Agreement, including specialized training, Employee agrees that the following covenants are reasonable and necessary agreements for the protection of the business of the Elevate Group:

5.1.

Confidentiality. In addition to the confidentiality obligations set forth in Company’s Employee Manual and the Code, all of which Employee agrees to be bound by, during and following the Employment Period, Employee will hold in strict confidence the Company Information and will not disclose it to any person except as necessary to perform Employee’s duties on behalf of the Company. Specifically, Employee shall not, directly or indirectly, participate in the unauthorized use, disclosure or conversion of any Company Information. Employee shall not use any Company Information for his sole benefit, or for the benefit of any competitor or in any other way that harms Elevate Group or diminishes the value of any Company Information. Employee shall also use the specialized training, goodwill and contacts developed with any customers and contractors of Elevate Group for the exclusive benefit of Elevate Group and shall not use these items in a way that would harm the business interests of Elevate Group.

5.1.1.

The contractual provisions of this Agreement regarding Company Information are in addition to, and are not affected by, the Texas Uniform Trade Secrets Act (“TUTSA”) or any other applicable law. In addition to the contractual remedies provided in this Agreement, Company will be entitled to all of the protections and benefits under TUTSA, any applicable state trade secret law, and any other applicable law. Employee hereby waives any requirement that Company submit proof of any independent economic value of any Trade Secret.

5.1.2.

None of the foregoing obligations and restrictions applies to any part of the Company Information that Employee demonstrates in full was or became generally available to the public other than as a result of a disclosure, omission or other act by Employee, whether direct or indirect.

5.1.3.

Employee will not remove from Company’s premises (except to the extent such removal is for purposes of the performance of Employee’s duties at home or while traveling for the business of Company), any document, record, notebook, plan, model, component, device or computer software or code, whether embodied in a disk or in any other form owned by Company or any client of Company or Elevate Group (collectively, “Proprietary Items”). Employee recognizes that, as between Company and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Company. Upon termination of Employee’s employment by either party, or upon the request of Company during the Employment Period, Employee will return to Company all Proprietary Items in Employee’s possession or subject to Employee’s control, and Employee will not retain any copies, abstracts, sketches or other physical embodiment of any Proprietary Item, except, only that Employee may retain copies of items reasonably necessary and appropriate to demonstrate Employee’s professional and managerial recommendations and opinion; provided, however, that such Proprietary Items will be used solely for the purpose of protecting Employee from liabilities and claims.

5.2.

Employee Inventions; Intellectual Property Rights. Employee shall promptly inform and disclose to Company all Employee Inventions created or developed during his employment with Company. Employee hereby agrees and acknowledges that all such Employee Inventions shall be the exclusive property of Company without any further action being required by any party to vest such rights in Company. During the Employment Period and as necessary thereafter, Employee shall assist Company to obtain, perfect and maintain all Intellectual Property Rights covering such Employee Inventions, and shall execute all documents and do all things necessary to obtain for Elevate Group all such Intellectual Property Rights for Elevate Group. If it is determined that any such works are not works made for hire, Employee hereby assigns, and agrees to assign, to Company or its designee all right, title, and interest in and to all Employee Inventions and Intellectual Property Rights for the United States and all foreign jurisdictions covered by the foregoing that Employee may now own or may own at any time during his employment with Company, and without additional compensation.

5.3.

Prior Works/Rights. Employee represents and acknowledges that no works relating to or incorporating any Employee Invention or covered by intellectual property rights existed prior to the Effective Date that are owned by Employee or licensable to Elevate Group by Employee, or in which Employee has any other interest (collectively, “Prior Works”) that have not been assigned or licensed to Company. If any such Prior Works are incorporated into any Elevate Groups’ product, service or process contrary to this representation so that Company is unable to use the Prior Works as contemplated by Elevate Group without infringing such intellectual property rights, then Employee hereby grants a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to Company to make, have made, use, sell, offer to sell, license, import or otherwise commercially exploit such Prior Works as part of or in connection with Elevate Group’s products and/or services.

5.4.

Disputes or Controversies. Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Company Information may be jeopardized. All pleadings, documents, testimony and records relating to any such adjudication will be maintained in secrecy and will be available, to the extent that such information may be subject to discovery under the applicable rules of civil procedure, for inspection, only if Employee and his respective attorneys and experts, agree, in advance and in writing, to receive and maintain all such information in secrecy and, to the extent filed in state or federal court, under seal, except as may be otherwise agreed by Company in writing or otherwise ordered by a court of competent jurisdiction.

5.5.

Recordkeeping and Handling of Covered Items. Employee shall keep and maintain current written records of all customer contacts, inventions, enhancement, and plans he develops regarding matters that are within the scope of the business operations or that relate to any research and development on behalf of Elevate Group and agrees to maintain any records necessary to inform Company of such business opportunities. All Company Information and other documents and materials maintained or entrusted to Employee by Elevate Group shall remain the exclusive property of Elevate Group at all times; such materials shall, together with all copies thereof, be returned and delivered to Company by Employee immediately without demand, upon the termination of Employee’s employment with Company, and shall be returned at a prior time if Company so demands.

5.6.

Restriction on Interfering with Personnel Relationships. For a period of twenty-four (24) months following the termination of Employee’s employment with Company, Employee will not, either directly or indirectly, whether for Employee’s own account or the account of any other person, solicit, recruit, or hire any employees, agents, or independent contractors of Elevate Group, or in any manner encourage, assist or attempt to induce, solicit, recruit, or hire any employees, agents or independent contractors of Elevate Group to terminate their relationship with Elevate Group.

5.7.

Restriction on Interfering with Other Relationships. Employee agrees that during employment with Company, Employee will not induce or attempt to induce any Covered Client or Customer to diminish, curtail, divert or cancel its business relationship with Elevate Group. Employee further covenants and agrees that, for a period of twelve (12) months following the termination of Employee’s employment with Company, Employee will not, directly or indirectly, whether for Employee’s own account or the account of any other person, service, call on, solicit, divert or take away, any Covered Clients or Customers of Elevate Group.

5.8.

Restriction on Unfair Competition. For twelve (12) months following termination of Employee’s employment with Company, Employee will not, directly or indirectly (e.g. through an entity in which Employee holds financial interests), either as a proprietor, shareholder, director, officer, employer, manager, consultant, agent, employee, independent contractor, principal, partner, member, lender, trustee, stockholder (other than as an owner of less than ten percent (10%) of the securities of a publicly held corporation traded on a nationally or internationally recognized stock exchange or the NASDAQ system) or in any other capacity, engage or participate in, work for, supervise, assist, have an interest in, or consult with any Competing Business. This restriction is limited to the United States, the United Kingdom, and any other country in which Elevate Group has operations at the time of termination, which the Parties stipulate is a reasonable geographic area because of the scope of the operations of Elevate Group and Employee’s activities throughout these areas. This Section 5.8 and Section 5.11 create a narrowly tailored advance approval mechanism in order to avoid unfair competition and irreparable harm to Elevate Group and Employee acknowledges and agrees that this provision is not an unreasonable restraint on engaging in a lawful profession. Nothing herein will prohibit ownership of less than ten percent (10%) of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or ownership of mutual fund investments. Employee may not avoid the purpose or intent of this Section 5.8 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence; computer generated or assisted communications, or other similar methods.

5.9.

Obligations Contingent on Performance. It is specifically understood that if Employee breaches the covenants in Section 5, then Employee will return any payments, if any, made to Employee during the Severance Period and Company will be under no further obligation to make further payments, if any, to Employee during such Severance Period.

5.10.

Remedies. Employee acknowledges that the injury that would be suffered by Company or Elevate Group as a result of a breach of Section 5 would be irreparable and that an award of monetary damages to Company or Elevate Group for such a breach would be an inadequate remedy. In the event of breach or threatened breach by Employee of any his restrictive covenants, Company and/or Elevate Group shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction and/or permanent injunction, (ii) recovery of all attorneys’ fees and costs incurred by Company and/or Elevate Group in obtaining such relief and (iii) any other legal and equitable relief to which may be entitled including, without limitation, any and all monetary damages which Company and/or Elevate Group may incur as a result of said breach or threatened breach. An agreed amount for the bond to be posted if an injunction is sought by Company and/or Elevate Group is One Thousand Dollars ($1,000.00). Company and/or Elevate Group may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. Elevate Group is an express third-party beneficiary of this Agreement with the right to enforce its terms against Employee as if Elevate Group were a direct party to this Agreement. The existence of any claim or cause of action of Employee against Company whether predicated on this Agreement or otherwise shall not constitute a defense to Company’s enforcement of any covenant under this Agreement.

5.11.

Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both Parties. However, if Employee later challenges any provision as unclear, unenforceable, or inapplicable to any competitive activity that Employee intends to engage in with respect to a Competing Business, then Employee will first notify Company in writing and meet with a Company representative and a neutral mediator (if Company elects to retain one at its expense) to discuss resolution of any disputes between the Parties. Employee will provide this notification at least fourteen (14) days before Employee engages in any activity on behalf of a Competing Business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive Employee’s right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time. All rights of the Parties will be preserved if the requirements of this Section 5.11 are complied with even if no agreement is reached in the conference.

5.12.	Tolling. The time periods provided for in each of Employee’s covenants shall be extended by one (1) day for each day Employee failed to comply with the corresponding restriction at issue.

5.13.

Non-Disparagement. Employee shall not make any disparaging or derogatory remarks about Elevate Group, its business, products and services, or any of its officers, directors or employees, whether in writing, verbally, or on any online forum. During the term of this Agreement and at all times thereafter, all chief officers, the Board, and director level employees of Company shall not make any disparaging or derogatory remarks concerning Employee, whether in writing, verbally, or on any online forum.

6.	Carve Out Clause. Notwithstanding any other provision in this Agreement:

6.1.

Nothing in this Agreement shall be interpreted or deemed to prohibit, restrict or limit Employee’s whistleblower rights or other protections as set forth in the Code, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation or that otherwise protect communications from retaliation;

6.2.

Nothing in this Agreement restricts Employee from initiating communications with, responding to any inquiry from, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Environmental Protection Agency, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, the Congress, any agency Inspector General, any other self-regulatory organization, or any other state or federal regulatory authority without the prior consent of Company;

6.3.

Parties do not need prior authorization of other Parties to make any such reports or disclosures, and Parties are not required to notify other Parties that have made such reports or disclosures. Additionally, nothing in this Agreement prohibits any Party from recovering monetary relief under any whistleblower provisions of federal law or regulation; and

6.4.	The Parties are hereby notified that 18 U.S.C. § 1833(b) states as follows:

A.

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

B.

Accordingly, notwithstanding anything to the contrary in this Agreement, the Parties understand that they have the right to disclose in confidence Trade Secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties understand that they also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. The Parties understand and acknowledge that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.	Miscellaneous.

7.1.

Survival. Sections 3, 5, 6 and 7 shall survive the termination of Employee’s employment with Company. All warranties likewise survive the termination or expiration of this Agreement. In addition, every other provision that by its terms is intended to survive termination or expiration of this Agreement shall do so.

7.2.

Binding Effect; Merger or Acquisition Disposition; Assignment. This Agreement will inure to the benefit of, and will be binding upon, the Parties and their respective successors, assigns, heirs and legal representatives. Further, this Agreement is expressly assignable by Company without the consent of Employee, including if Company or Elevate Group consolidates, merges into another entity, or transfers all or substantially all of its assets or operations to another entity, or otherwise divides its assets or operations among a number of entities, then this Agreement shall continue in full force and effect with regard to the surviving entity and may be assigned by Company. Employee’s obligations under this Agreement are personal in nature and may not be assigned by Employee to another person or entity.

7.3.

Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail addressed to the address indicated under the signature block for that Party provided below. Either Party may designate a different address by providing written notice of a new address to the other Party.

7.4.

Severability. If any provision of this Agreement is determined to be void, illegal or enforceable, in whole or in part, then the other provisions shall remain in full force and effect as if the provision that was determined to be void, illegal, of unenforceable had not been contained herein. If any of Employee’s restrictive covenants contained herein is deemed unenforceable as written, then the Parties expressly authorize the court or arbitrator to revise, delete, or add to such restrictive covenant to the extent necessary to enforce the intent of the Parties and to effectively protect Elevate Groups’ goodwill, Company Information and other business interests.

7.5.

Waiver, Construction, Modification and Integration. The waiver by a Party of any breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such Party. This instrument contains the entire agreement of the Parties concerning the matters covered in it and supersedes all prior agreements and understandings, oral or written, between the Parties regarding the subject matter hereof. Without limiting the generality of the foregoing, (a) that certain Employment, Confidentiality and Non-Compete Agreement, dated as of May 1, 2014, between the Parties as amended (collectively, the “Original Agreement”) is terminated as of the Effective Date, (b) such termination shall not be deemed to be a termination without Cause, (c) any provision of the Original Agreement which was intended to survive the termination thereof shall survive in accordance therewith and (d) in the event of any conflict between any provision of this Agreement and any provision of the Original Agreement which was intended to survive the termination thereof, the provision of this Agreement shall prevail. Except as otherwise provided for herein with respect to revisions by court order or arbitrator, this Agreement may not be modified, altered or amended except by a written agreement signed by both Parties.

7.6.

Governing Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, excluding that State’s choice-of-law principles, and all claims relating to or arising out of the Agreement, whether sounding in contract, tort or otherwise, shall likewise be governed by and construed in accordance with the laws of the State of Texas, excluding that State’s choice-of-law principles. It is stipulated that Texas has a compelling state interest in the subject matter of this Agreement and that Employee has or will have regular contact with Texas in the performance of this Agreement. If either Party brings against the other Party any proceeding arising under, in connection with, or related to any matter which is the subject of this Agreement, to the extent permitted under the terms of Section 7.8, that Party may bring that proceeding exclusively in the state or federal district court of Texas sitting in Tarrant County, and each Party hereby submits to the exclusive jurisdiction of that court for purposes of any such proceeding.

7.7.

Attorneys’ Fees. In the event of any dispute relating to this Agreement, the successful Party in any litigation or arbitration shall be entitled to recover its reasonable attorney’s fees or other costs incurred from the other Party.

7.8.

Mandatory Arbitration. If any claim, complaint, or dispute arises out of or relates in any way to the Parties’ employment relationship or this Agreement, whether based in contract, tort, federal, state, or municipal statute, fraud, misrepresentation, or any other legal theory, then the Parties shall submit their dispute to mandatory binding arbitration under the authority of the Federal Arbitration Act; provided, however, that Company and/or Elevate Group may pursue a temporary restraining order and/or preliminary injunctive relief in accordance with Section 5.10, with related expedited discovery for the Parties, in a court of law, and, thereafter, may require arbitration of all issues of final relief. This Section 7.8 does not prohibit Employee from filing or cooperating in a charge before a federal administrative agency without pursuing private litigation. Insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this Section 7.8. The arbitration will be conducted by the American Arbitration Association, or another, mutually agreeable, arbitration service in accordance with the American Arbitration Association’s or such other arbitration service’s employment dispute resolution rules or other mutually agreeable, arbitration service rules. The arbitrator(s) shall be duly licensed to practice law in the State of Texas and will apply the substantive law of the state of Texas or federal law. Each Party will be allowed at least one deposition. Company will pay the arbitration costs and arbitrator’s fees beyond Five Hundred Dollars ($500), subject to a final arbitration award on who should bear costs and fees. All proceedings shall be conducted in Fort Worth, Texas, or other mutually agreeable site. Company will reimburse Employee for reasonable travel expenses for Employee and his legal counsel to attend the arbitration in Fort Worth if necessary. The arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. Within ten (10) days of the arbitration, the arbitrator will issue a written decision and award (if any) stating the reasons for the decisions and award. The decision will be exclusive, final, and binding on the parties, their heirs, executors, administrators, successors, and assigns. The arbitration decision may be entered and enforced in any court of competent jurisdiction. The duty to arbitrate described above shall survive the termination of this Agreement. Nothing in this provision shall preclude Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction. The Parties understand and fully agree that, except as otherwise provided above they are giving up their constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the rendering of the arbitrator’s award except as applicable law provides for judicial review of arbitration proceedings.

7.9.

Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or pdf) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.10.

Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Employee will not be considered to have terminated employment with the Company for purposes of this Agreement and no payments will be due to Employee under this Agreement which are payable upon Employee’s termination of employment until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s termination of employment will instead be paid on the first business day after the date that is six months following Employee’s termination of employment (or upon Employee’s death, if earlier).

(Signatures begin on next page)

IN WITNESS WHEREOF, the Parties agree to the terms and conditions of this Agreement and execute this Agreement to be effective as of the Effective Date, regardless of the actual date of execution.

EMPLOYER:	EMPLOYEE:

ELEVATE CREDIT SERVICE, LLC
/s/ Jason Harvison
Signature

/s/ Chris Lutes	Jason Harvison
Chris Lutes, Chief Financial Officer	Printed Name

SCHEDULE I

Title:	President and Chief Executive Officer

Duties:	Employee’s position is an executive position. Employee may be required to travel extensively for Company and Elevate Group. Employee will provide management services on behalf of Company and such other duties as directed by Company’s board, managers or designee, from time to time, and are generally expected to include those appropriate for Employee’s position. Employee’s duties are further understood to include one or more of the following: (a) developing goodwill for the benefit of Elevate Group; (b) assisting in development of strategies and other intellectual property; and (c) helping to identify business opportunities for Elevate Group. The specific position(s) and duties assigned to Employee may be altered by Company in its sole discretion.